Exhibit 99.1

DarkPulse, Inc. Signs Agreement with The University of Arizona to Develop “Intelligent Rock Bolt” for Changing Mining Conditions.

The objective of this agreement is developing monitoring techniques for reducing traumatic injuries and fatalities resulting from time-dependent physical and geologic degradation of ground openings and ground support as a result of changing mining conditions

NEW YORK, New York, September 22, 2021 – DarkPulse, Inc. (OTC Markets: DPLS) (“DarkPulse” and the “Company”), a technology-security company focused on the manufacture, sale, installation and monitoring of laser sensing systems based on its patented BOTDA dark-pulse sensor technology (the “DarkPulse Technology”) which provide a data stream of critical metrics for assessing the health and security of infrastructure for applications in border security, pipelines, oil and gas, aviation and aerospace, and mine safety, today announced it has signed a R&D agreement with The University of Arizona. The research & development agreement is to develop a patented instrumented rock bolt for monitoring the stability of underground openings. The expected outcomes will be: (i) the evaluation of rock mass deformation and movement in response to changing mining conditions; (ii) the measurement of localized stress and strain along the length of a rock bolt; and (iii) the evaluation of spatial resolution and (economic) feasibility of using instrumented rock bolts.

We believe this new technology will help to identify and monitor the associated hazards, especially those that result in fatal or catastrophic ground falls in mines. We believe the resulting Intelligent Bolt technology will also have use in other areas of mining practice, including stress measurement and microseismic monitoring.

“We are pleased to work on what we believe will be industry changing safety equipment for the mining Industry. We believe this Intelligent Bolt will also be deployed into other sectors including the monitoring and safety of bridges, buildings, skyscrapers and other large structures throughout the construction industry,” said Dennis O’Leary, Chairman and CEO of the DarkPulse. “With recent catastrophic events in Miami we believe an intelligent bolt system could have alerted to those events leading up to the building collapse thereby saving lives. We look forward to working with the team from The University of Arizona on building this lifesaving technology.”

The Company continues to explore additional potential opportunities in strategic locations worldwide with the goal of accelerating the adoption of its DarkPulse Technology Products and expand its global market position.

About The University of Arizona College of Engineering

The College of Engineering was founded when the University of Arizona was established in 1885. For more than 125 years, UA College of Engineering alumni have explored, shaped and made habitable the world, indeed the universe, in which we live. Today, graduates of the college, which offers 16 undergraduate degrees, are entrepreneurs who develop high-tech companies, create jobs, and improve our quality of life. An engineering education provides the research to build new industries and the knowledge for those who run them. For more information, visit engineering.arizona.edu.

About DarkPulse, Inc.

DarkPulse, Inc. uses advanced laser-based monitoring systems to provide rapid and accurate monitoring of temperatures, strains and stresses. The Company’s technology excels when applied to live, dynamic critical infrastructure and structural monitoring, including pipeline monitoring, perimeter and structural surveillance, aircraft structural components and mining safety. The Company's fiber-based monitoring systems can assist markets that are not currently served, and its unique technology covers extended areas and any event that is translated into the detection of a change in strain or temperature. In addition to the Company’s ongoing efforts with respect to the marketing and sales of its technology products and services to its customers, the Company also continues to explore potential strategic alliances through joint venture and licensing opportunities to further expand its global market position.

For more information, visit www.DarkPulse.com

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Safe Harbor Statement

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Media contact:

DarkPulse Solutions, Inc.

Demo@DarkPulse.com

1.800.436.1436

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